Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”), dated as of March 10, 2017, between LONG ISLAND ICED TEA CORP., a Delaware corporation having its principal office at 116 Charlotte Avenue, Hicksville, NY 11801 (“Company”), and PHILIP THOMAS, residing at the address on file with the Company (“Executive”).

WHEREAS, the Company and Executive are party to that certain Employment Agreement, dated as of May 27, 2015 (the “Original Agreement”), pursuant to which Executive is currently employed as Chief Executive Officer of the Company; and

WHEREAS, the Company and Executive desire to amend and restate the Original Agreement on the terms, conditions and provisions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual promises, terms, covenants and conditions set forth herein and the performance of each, the parties hereby agree as follows:

1. Employment, Duties and Acceptance.

1.1. General. During the Term (as defined in Section 2), the Company shall employ Executive in the position of Chief Executive Officer of the Company and such other positions as shall be given to Executive by the Board of Directors of the Company (the “Board”). The Company also shall cause Executive to be appointed to comparable offices at the Company’s subsidiaries. All of Executive’s powers and authority in any capacity shall at all times be subject to the direction and control of the Board. The Board may assign to Executive such management and supervisory responsibilities and executive duties for the Company or any subsidiary of the Company, including serving as an executive officer and/or director of any subsidiary, as are consistent with Executive’s then current status and position with the Company. The Executive’s duties shall be similar to those customarily performed by comparable officers of similar companies. Without limiting the foregoing, the Company and Executive acknowledge that Executive’s primary functions and duties shall include working with the board of directors to define long-term strategic initiatives; ensuring that directives from the Board of Directors are implemented to achieve the Company’s revenue and profitability goals and to maximize long term shareholder value; and overseeing the operations of the Company and its subsidiaries.

1.2. Full-Time Position. Executive accepts such employment and agrees to devote substantially all of his business time, energies and attention to the performance of his duties hereunder. Executive shall not serve as a consultant to, or on boards of directors of, or in any other capacity to other companies, for profit and not for profit, without the prior consent of the Board. Nothing herein shall be construed as preventing Executive from making and supervising personal investments, provided they will not interfere with the performance of Executive’s duties hereunder or violate the provisions of Section 5.4 hereof.

1.3. Location. Executive will perform his duties in or around Hicksville, New York. Executive shall undertake such occasional travel, within or outside the United States, as is reasonably necessary in the interests of the Company.

2. Term. The term of Executive’s employment hereunder shall commence on the date hereof and shall continue until December 31, 2019 (“Term”) unless terminated earlier as hereinafter provided, or unless extended by mutual written agreement of the Company and Executive. Unless the Company and Executive have otherwise agreed in writing, if Executive continues to work for the Company after the expiration of the Term, his employment thereafter shall be under the same terms and conditions provided for in this Agreement, except that his employment will be on an “at will” basis and the provisions of Sections 4.4 and 4.6(c) shall no longer be in effect.

3. Compensation and Benefits.

3.1. Salary. The Company shall pay to Executive a salary (“Base Salary”) at the annual rate of $250,000. The Base Salary shall be applied retroactively from January 1, 2017. Executive’s compensation shall be paid in equal, periodic installments in accordance with the Company’s normal payroll procedures; provided, however, that the first such payment shall include an amount equal to the difference between the amount Executive was actually paid for services provided between January 1, 2017 and the date of such payment and the amount Executive would have been paid if the Base Salary provided hereunder had been in effect for all of such period.

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3.2. Bonus. The Company shall pay to Executive a lump sum cash bonus of $83,000 promptly after the date hereof; provided that, the Executive shall repay such cash bonus if, prior to December 31, 2017, Executive terminates his employment without Good Reason (as defined below) or is terminated by the Company for Cause (as defined below).

3.3. Incentives. Executive shall be eligible to be paid incentive bonuses (“Incentive Bonuses”) from time to time based on Executive achieving performance goals for Executive and the Company as established by the Compensation Committee of the Board (“Committee”) in its sole discretion. The Incentive Bonus (if any) will be paid in cash, stock and/or stock-based awards as per the recommendation of the Committee.

3.4. Stock Options.

(a) Subject to approval by the Committee, the Company shall grant Executive an option (“Option”) to purchase 75,000 shares of the Company’s Common Stock under the Company’s 2015 Long-Term Incentive Equity Plan, at an exercise price equal to the greater of $4.50 and the Fair Market Value (as defined in the Plan) on the date of grant, with one-third of such Option vesting immediately and the remaining two-thirds vesting in two equal portions on the first and second anniversary of the grant date. The duration of the Option shall be for a five-year period from the grant date.

(b) If the Executive’s title is changed from Chief Executive Officer of the Company to Chief Innovation Officer or Head of Business Development of the Company, at such time, subject to and conditional upon approval by the Committee, the Company will grant Executive an award under the Company’s 2015 Long-Term Incentive Equity Plan commensurate with appropriate and market benchmarked Head of Business Development or Chief Innovation Officer remuneration.

3.5. Benefits. Executive shall be entitled to such medical, life, disability and other benefits as are generally afforded to other executives of the Company, subject to applicable waiting periods and other conditions, as well as participation in all other company-wide employee benefits, including a defined contribution pension plan and 401(k) plan, as may be made available generally to executive employees from time to time. In lieu of medical insurance provided by the Company, Executive may request by way of substitution the sum of up to $1,500 per month for the reimbursement of Executive’s out-of-pocket costs for medical insurance for Executive and his family.

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3.6. Vacation and Sick Days. Executive shall be entitled to twenty (20) days of paid vacation and five (5) days of paid sick days in each year during the Term and to a reasonable number of other days off for religious and personal reasons in accordance with customary Company policy.

3.7. Expenses. The Company shall pay or reimburse Executive for all transportation, hotel and other expenses reasonably incurred by Executive on business trips and for all other ordinary and reasonable out-of-pocket expenses actually incurred by him in the conduct of the business of the Company against itemized vouchers submitted with respect to any such expenses and approved in accordance with customary procedures.

3.8. Automobile. The Company shall provide Executive with a suitable leased automobile for business use and shall pay for all other costs associated with the use of the vehicle, including insurance costs, repairs and maintenance. The Company shall not be required to expend more than $500 per month for the costs of leasing such automobile. The costs associated with Executive’s automobile shall be considered taxable income to Executive, except to the extent that it is documented to have been used by him for business purposes.

4. Termination.

4.1. Death. If Executive dies during the Term, Executive’s employment hereunder shall terminate and the Company shall pay to Executive’s estate the amount set forth in Section 4.6(a).

4.2. Disability. The Company, by written notice to Executive, may terminate Executive’s employment hereunder if Executive shall fail because of illness or incapacity to render services of the character contemplated by this Agreement for six (6) consecutive months. Upon such termination, the Company shall pay to Executive the amount set forth in Section 4.6(a).

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4.3. By Company for Cause. The Company, by written notice to Executive, may terminate Executive’s employment hereunder for Cause. As used herein, “Cause” shall mean: (a) the refusal or failure by Executive to carry out specific directions of the Board or, if Executive is not the Chief Executive Officer at the time of termination, of the Chief Executive Officer, which are of a material nature and consistent with his then current status and position, or the refusal or failure by Executive to perform a material part of Executive’s duties hereunder; (b) the commission by Executive of a material breach of any of the provisions of this Agreement; (c) fraud or dishonest action by Executive in his relations with the Company or any of its subsidiaries or affiliates (“dishonest” for these purposes shall mean Executive’s knowingly or recklessly making of a material misstatement or omission for his personal benefit); or (d) the conviction of Executive of a felony under federal or state law. Notwithstanding the foregoing, no Cause for termination shall be deemed to exist with respect to Executive’s acts described in clauses (a) or (b) above, unless the Company shall have given written notice to Executive within a period not to exceed ten (10) calendar days of the initial existence of the occurrence, specifying the Cause with reasonable particularity and, within thirty (30) calendar days after such notice, Executive shall not have cured or eliminated the problem or thing giving rise to such Cause; provided, however, no more than two cure periods need be provided during any twelve-month period. Upon such termination, the Company shall pay to Executive the amount set forth in Section 4.6(b). The Company shall also pay such amount to Executive upon his termination of employment without Good Reason, which Executive shall have the right to do on at least thirty (30) days written notice to the Company.

4.4. By Executive for Good Reason. The Executive, by written notice to the Company, may terminate Executive’s employment hereunder if a Good Reason exists. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following circumstances without the Executive’s prior written consent: (a) a substantial and material adverse change in the nature of Executive’s title, duties and/or responsibilities with the Company that represents a demotion from his title, duties or responsibilities as in effect immediately prior to such change (such change, a “Demotion”); (b) material breach of this Agreement by the Company; (c) a failure by the Company to make any payment to Executive when due, unless the payment is not material and is being contested by the Company, in good faith; or (d) a liquidation, bankruptcy or receivership of the Company. Notwithstanding the foregoing, no Good Reason shall be deemed to exist (A) if Executive’s title is changed from Chief Executive Officer of the Company to Chief Innovation Officer or Head of Business Development of the Company and Executive retains duties and responsibilities substantially similar to those assigned to similar officers at comparable companies; and (B) with respect to the Company’s acts described in clauses (a), (b) or (c) above, unless Executive shall have given written notice to the Company within a period not to exceed ten (10) calendar days of the Executive’s knowledge of the initial existence of the occurrence, specifying the Good Reason with reasonable particularity and, within thirty (30) calendar days after such notice, the Company shall not have cured or eliminated the problem or thing giving rise to such Good Reason; provided, however, that no more than two cure periods shall be provided during any twelve-month period of a breach of clauses (a), (b) or (c) above. Upon such termination, the Company shall pay to Executive the amount set forth in Section 4.6(c).

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4.5. By Company Without Cause. The Company may terminate Executive’s employment hereunder without Cause by giving at least thirty (30) days written notice to Executive. Upon such termination, the Company shall pay to Executive the amount set forth in Section 4.6(c).

4.6. Compensation Upon Termination. In the event that Executive’s employment hereunder is terminated, the Company shall pay to Executive the following compensation:

(a) Payment Upon Death or Disability. In the event that Executive’s employment is terminated pursuant to Sections 4.1 or 4.2, the Company shall no longer be under any obligation to Executive or his legal representatives pursuant to this Agreement except for: (i) the Base Salary due Executive pursuant to Section 3.1 hereof through the date of termination; (ii) all valid expense reimbursements; (iii) all accrued but unused vacation pay; and (iv) all earned and previously approved but unpaid Incentive Bonuses.

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(b) Payment Upon Termination by the Company For Cause or by Executive Without Good Reason. In the event that the Company terminates Executive’s employment hereunder pursuant to Section 4.3, the Company shall have no further obligations to the Executive hereunder, except for: (i) the Base Salary due Executive pursuant to Section 3.1 hereof through the date of termination; (ii) all valid expense reimbursements; and (iii) all unused vacation pay through the date of termination required by law to be paid.

(c) Payment Upon Termination by Company Without Cause or by Executive for Good Reason. In the event that Executive’s employment is terminated pursuant to Sections 4.4 or 4.5, the Company shall have no further obligations to Executive hereunder except for: (i) the Base Salary due Executive pursuant to Section 3.1 hereof through the date of termination; (ii) the Base Salary at the applicable annual rate as of the date of termination for nine (9) months commencing on the date of termination or until the end of the Term, whichever is earlier, payable in accordance with Section 3.1, subject to the Executive executing a general release in favor of the Company; (iii) all valid expense reimbursements; (iv) all accrued but unused vacation pay; and (v) all earned and previously approved but unpaid Incentive Bonuses.

(d) No Duty to Mitigate. Executive shall have no duty to mitigate awards paid or payable to him pursuant to this Agreement, and any compensation paid or payable to Executive from sources other than the Company will not offset or terminate the Company’s obligation to pay to Executive the full amounts pursuant to this Agreement.

5. Protection of Confidential Information; Non-Competition.

5.1. Acknowledgment. Executive acknowledges that:

(a) As a result of his employment with the Company, Executive has obtained and will obtain secret and confidential information concerning the business of the Company, including, without limitation, financial information, proprietary rights, trade secrets and “know-how,” customers and sources (“Confidential Information”).

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(b) The Company will suffer substantial damage which will be difficult to compute if, during the period of his employment with the Company or thereafter, Executive should enter a business competitive with the Company or divulge trade secrets or other Confidential Information.

(c) The provisions of this Agreement are reasonable and necessary to protect the business of the Company, to protect the Company’s trade secrets and Confidential Information and to prevent loss to a competitor of an employee whose services are special, unique and extraordinary.

5.2. Confidentiality. Executive agrees that he will not at any time, during the Term or thereafter, divulge to any person or entity or use any Confidential Information obtained or learned by him as a result of his employment with the Company, except (i) in the course of performing his duties hereunder, (ii) with the Company’s prior written consent; (iii) to the extent that any such information is in the public domain other than as a result of Executive’s breach of any of his obligations hereunder; or (iv) where required to be disclosed by court order, subpoena or other government process. If Executive shall be required to make disclosure pursuant to the provisions of clause (iv) of the preceding sentence, Executive promptly, but in no event more than 48 hours after learning of such subpoena, court order, or other government process, shall notify, confirmed by mail, the Company and, at the Company’s expense, Executive shall: (a) take all reasonably necessary and lawful steps required by the Company to defend against the enforcement of such subpoena, court order or other government process, and (b) permit the Company to intervene and participate with counsel of its choice in any proceeding relating to the enforcement thereof.

5.3. Documents. Upon termination of his employment with the Company, Executive will promptly deliver to the Company all memoranda, notes, records, reports, manuals, drawings, blueprints and other documents (and all copies thereof) relating to the business of the Company and all property associated therewith, which he may then possess or have under his control; provided, however, that Executive shall be entitled to retain copies of such documents reasonably necessary to document his financial relationship with the Company.

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5.4. Non-Competition. For and in consideration of the good and valuable merger consideration received by Executive pursuant to the Agreement and Plan of Reorganization, dated as December 31, 2014, as amended as of April 23, 2015, by and among Cullen Agricultural Holding Corp., the Company, Cullen Merger Sub, Inc., LIBB Acquisition Sub, LLC, Long Island Brand Beverages LLC and Executive and Thomas Panza, and for and in consideration of the good and valuable consideration offered to the Executive hereunder, Executive hereby agrees that he shall not, during the period of his employment by or with the Company and for the Applicable Period (as defined below), for himself or on behalf of, or in conjunction with, any other person, persons, company, partnership, limited liability company, corporation or business of whatever nature:

(a) engage, as an officer, director, manager, member, shareholder, owner, partner, joint venturer, trustee, or in a managerial capacity, whether as an employee, independent contractor, agent, consultant or advisor, or as a sales representative, in an entity that designs, researches, develops, markets, sells or licenses products or services that are substantially similar to or competitive with the business of the Company that is located within seventy-five (75) miles of any market in which Company currently operates or has plans to do business in at the time of termination;

(b) call upon any person who is at that time, or within the preceding twenty-four (24) months has been, an employee of the Company, for the purpose, or with the intent, of enticing such employee away from, or out of, the employ of the Company or for the purpose of hiring such person for Executive or any other person or entity, unless any such person was terminated by the Company more than six (6) months prior thereto;

(c) call upon any person who, or entity that is then or that has been within one year prior to that time, a customer of the Company, for the purpose of soliciting or selling products or services in competition with the Company; or

(d) call upon any prospective acquisition or investment candidate, on the Executive’s own behalf or on behalf of any other person or entity, which candidate was known by Executive to have, within the previous twenty-four (24) months, been called upon by the Company or for which the Company made an acquisition or investment analysis or contemplated a joint marketing or joint venture arrangement with, for the purpose of acquiring or investing or enticing such entity into a joint marketing or joint venture arrangement.

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5.5. Injunctive Relief. If Executive commits a breach, or threatens to commit a breach, of any of the provisions of Section 5.2 or 5.4, the Company shall have the right and remedy to seek to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed by Executive that the services being rendered hereunder to the Company are of a special, unique and extraordinary character and that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company. The rights and remedies enumerated in this Section 5.5 shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or equity. In connection with any legal action or proceeding arising out of or relating to this Agreement, the prevailing party in such action or proceeding shall be entitled to be reimbursed by the other party for the reasonable attorneys’ fees and costs incurred by the prevailing party.

5.6. Modification. If any provision of Section 5.2 or 5.4 is held to be unenforceable because of the scope, duration or area of its applicability, the tribunal making such determination shall have the power to modify such scope, duration, or area, or all of them, and such provision or provisions shall then be applicable in such modified form.

5.7. Definitions. For purposes of this Section 5:

(a) the term “Company” shall be deemed to include the Company and any of its subsidiaries; and

(b) the term “Applicable Period” shall mean the period commencing upon the termination of Executive’s employment hereunder and ending on the later of (i) May 27, 2017 and (ii) one (1) year after the termination of Executive’s employment hereunder.

5.8. Survival. The provisions of this Section 5 shall survive the termination of this Agreement for any reason, except in the event Executive is terminated by the Company without Cause, or if Executive terminates this Agreement with Good Reason, in either of which events, clause (a) of Section 5.4 shall be null and void and of no further force or effect. The non-renewal of this Agreement at the end of the Term shall not be deemed a termination by the Company without Cause.

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6. Miscellaneous Provisions.

6.1. Notices. All notices provided for in this Agreement shall be in writing, and shall be deemed to have been duly given when (i) delivered personally to the party to receive the same, or (ii) when mailed first class postage prepaid, by certified mail, return receipt requested, addressed to the party to receive the same at his or its address set forth below, or such other address as the party to receive the same shall have specified by written notice given in the manner provided for in this Section 6.1. All notices shall be deemed to have been given as of the date of personal delivery or mailing thereof.

If to Executive, to his address on file with the Company.

If to the Company:

Long Island Iced Tea Corp.

116 Charlotte Avenue

Hicksville, New York 11801

Attention: Executive Chairman

With a copy in either case to:

Graubard Miller

The Chrysler Building

405 Lexington Avenue, 11th Floor

New York, New York 10174

Attention: David Alan Miller, Esq.; Jeffrey M. Gallant, Esq.

6.2. Entire Agreement; Waiver. This Agreement sets forth the entire agreement of the parties relating to the employment of Executive and is intended to supersede all prior negotiations, understandings and agreements. No provisions of this Agreement may be waived or changed except by a writing by the party against whom such waiver or change is sought to be enforced. The failure of any party to require performance of any provision hereof or thereof shall in no manner affect the right at a later time to enforce such provision.

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6.3. Governing Law. All questions with respect to the construction of this Agreement, and the rights and obligations of the parties hereunder, shall be determined in accordance with the law of the State of New York applicable to agreements made and to be performed entirely in New York.

6.4. Binding Effect; Nonassignability. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company. This Agreement shall not be assignable by Executive, but shall inure to the benefit of and be binding upon Executive’s heirs and legal representatives.

6.5. Severability. Should any provision of this Agreement become legally unenforceable, no other provision of this Agreement shall be affected, and this Agreement shall continue as if the Agreement had been executed absent the unenforceable provision.

6.6. Section 409A. This Agreement is intended to comply with the provisions of Section 409A of the Internal Revenue Code (“Section 409A”). To the extent that any payments and/or benefits provided hereunder are not considered compliant with Section 409A, the parties agree that the Company shall take all actions necessary to make such payments and/or benefits become compliant.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

Date: March 9, 2017	/s/ Richard Allen
Richard Allen
Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

Date: March 9, 2017	/s/ Philip Thomas
Philip Thomas
Director and Chief Executive Officer (Principal Executive Officer)